Unifi, Inc.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

December 13, 2006

VIA EDGAR

Securities and Exchange Commission

Judiciary Plaza

100 F Street, N.E.

Washington, D.C. 20549

Unifi, Inc.

Unifi Manufacturing Virginia, LLC

Unifi Manufacturing, Inc.

Unifi Export Sales, LLC

Unifi Sales and Distribution, Inc.

Unifi International Service, Inc.

GlenTouch Yarn Company, LLC

Spanco Industries, Inc.

Spanco International, Inc.

Unifi Kinston, LLC

Unifi Textured Polyester, LLC

Unifi Technical Fabrics, LLC

Charlotte Technology Group, Inc.

UTG Shared Services, Inc.

Unimatrix Americas, LLC

Registration Statement on Form S-4 (File No. 333-137972, 137972-14, 13, 12, 11, 10, 09,

08, 07, 06, 05, 04, 03, 02, 01)

Ladies and Gentlemen:

We hereby withdraw our previous request on December 12, 2006 that the effective date of the above-captioned Registration Statements on Form S-4 (the “Registration Statements”) be accelerated. We intend to make a written request for acceleration of the effective date of the Registration Statements as soon as practicable after filing Amendment No. 2. We are aware of our obligations under the Securities Act of 1933.

Securities and Exchange Commission	2

If you have any questions regarding the foregoing, please contact Lawrence G. Wee (212-373-3052) or Krista A. Penna (212-373-3586) of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Sincerely,

Unifi, Inc.

Unifi Manufacturing, Inc.

Unifi Sales & Distribution, Inc.

Unifi International Service, Inc.

Spanco Industries, Inc.

Spanco International, Inc.

Charlotte Technology Group, Inc.

UTG Shared Services, Inc.

GlenTouch Yarn Company, LLC

Unifi Technical Fabrics, LLC

Unifi Textured Polyester, LLC

Unimatrix Americas, LLC

By:	/s/ Charles F. McCoy
Name: Charles F. McCoy
Title: Vice President

Unifi Export Sales, LLC Unifi Manufacturing Virginia, LLC

Unifi, Inc., as member

By:	/s/ Charles F. McCoy
Name: Charles F. McCoy
Title: Vice President

Unifi Manufacturing, Inc., as member

By:	/s/ Charles F. McCoy
Name: Charles F. McCoy
Title: Vice President

Securities and Exchange Commission	3

Unifi Kinston, LLC

Unifi Manufacturing, Inc., as sole member

By:	/s/ Charles F. McCoy
Name: Charles F. McCoy
Title: Vice President

cc: Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP